EXHIBIT 10.11


                          AGREEMENT AND GENERAL RELEASE


         This Agreement and General Release ("Agreement") is entered into this _____ day of October, 1997, by and between Glenn M. Fishbine ("Executive") and Digital Biometrics, Inc. (the "Company").

         WHEREAS, Executive has resigned from his position as Senior Vice President, Technology, of the Company effective October 7, 1997;

         WHEREAS, Executive has agreed to continue his employment with the Company through November 30, 1997 on a transitional basis as provided below, and to resign from his employment with the Company as of such date; and

         WHEREAS, Executive and the Company desire fully and finally to settle all matters or issues that exist or that might arise out of Executive's employment with Company, and the termination thereof,

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Executive and Company agree as follows:

         1. Resignation and Separation. Executive resigns from his position as Senior Vice President, Technology, effective at the close of business on October 7, 1997 (the "Resignation Date"). From and after his Resignation Date, Executive will continue to render services to the Company on a full-time basis though and including October 31, 1997. Executive shall remain in the employment of the Company through and including November 30, 1997, after which Executive resigns from employment with the Company. During the period from the date hereof through November 30, 1997 (the "Transition Period"), Executive shall continue to be compensated at his current base salary payable at regular payroll intervals. Executive's employment with Company shall terminate at 6:00 o'clock P.M. on the last day of the Transition Period (the "Termination Date"). In the event Executive has any accrued vacation remaining unused as of the Termination Date, he shall receive payment in lieu of such vacation. The Company agrees to pay to Allen and Associates, for Executive's benefit, a one-time placement service fee of $500.00.

         2. Services Between October 31, 1997 and November 30, 1997. During the period following October 31, 1997 and through November 30, 1997, Executive shall have no specific employment responsibilities or authority and will not, unless requested by the Company, report for employment. Executive agrees, however, to be available to consult in person or by telephone during such period, on any matters within the scope of Executive's employment duties to date. Such consultation shall be for no additional compensation, other than as set forth in
Section 1 of this Agreement.

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         3. Severance Pay Following Transition Period. Following the Transition
Period, and provided he complies with the terms of this Agreement, Executive will be entitled to receive from the Company a lump sum severance payment equal to Executive's current base compensation for two months (the "Severance Payment"). Except as hereinafter provided, no further severance payments will be made to Executive.

         4. Resolution of Indebtedness. As additional consideration to Executive in connection with this Agreement, the Company agrees to forgive and discharge Executive's indebtedness to the Company evidenced by Executive's two Promissory Notes to the Company dated January 14, 1994, and one note dated December 31, 1996 (the "Notes") on condition of his compliance with the terms of this Agreement. In addition, and also conditioned upon Executive's compliance with the terms of this Agreement, the Company agrees to forgive the amount of $8,446.73 paid by the Company on behalf of Executive for taxes payable by Executive on account of his purchase of restricted stock which vested on September 1, 1996. It is further agreed that 40,000 shares of the Company's Common Stock owned by Executive currently being held by the Company as security for the Notes evidenced by the Company's Common Stock certificates numbered DBI 3162 through DBI 3170, for 5,000 shares each, shall be released to Executive upon the expiration of the twenty-one (21) day period specified in Section 7(d) of this Agreement. The Company agrees to provide to Executive accounting support relating to this Agreement or the payments made hereunder, in the event Executive becomes involved in a federal or state income tax audit, but such support shall not include tax or legal advice.

         5. Return of Property. Executive shall return to the Company all files, records, documents, drawings, plans or other property of the Company in Executive's possession within ten (10) days following the Termination Date.

         6. Transfer of Property to Executive. On or before the Termination Date, the Company agrees to transfer to Executive, for no additional consideration from Executive: (a) the laptop computer currently utilized by Executive, and (b) a manufactured example or demonstration unit of the NPC Tenprinter currently in the Company's inventory. The latter product is transferred to Executive on an as-is basis without support or warranty of any kind. The laptop computer to be transferred to Executive is similarly transferred to Executive on an as-is basis, but with any related and applicable manufacturer's warranty.

         7. Release of Claims by Executive.

                  (a) As an essential inducement to Company to enter into this Agreement, and as consideration for the foregoing promises of Company, Executive, for himself, his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive, which he has or may have against Company and its predecessors, successors, assigns, subsidiaries and affiliates, and all officers, directors, shareholders, employees and agents of those persons and companies ("the Released Parties")

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arising out of or relating to any actions, conduct, promises, statements, decisions, or events occurring on or prior to the date of execution of this Agreement, including, without limitation, Executive's employment with Company, the resignations documented by this Agreement and the ultimate termination of his employment with Company contemplated by this Agreement. Executive further agrees that he will not, except as otherwise expressly permitted by applicable federal law or regulation, institute or authorize any other party, either governmental or otherwise, to institute any administrative or legal proceedings against the Released Parties as a result of any claims of any kind or character which Executive might have arising from or related to his employment with Company, the resignations documented by this Agreement, the ultimate termination of his employment with Company contemplated by this Agreement, and the nature and substance of the disputes giving rise to this Agreement. Notwithstanding the foregoing, Executive's release shall not affect his rights under the terms of this Agreement itself or his rights to indemnity under applicable law, the Company's By-Laws or any indemnification agreement previously entered into by Executive and the Company.

                  (b) Executive's release of claims is intended to extend to and include claims of any kind arising under the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act, 42 U.S.C. ss.ss. 12101 et seq., Minnesota Statutes ss.ss. 181.932 et seq. and any other federal, state or local statute, Executive Order, or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

                  (c) Executive has been informed of his right to revoke this Agreement insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Company of his intent to revoke this Agreement within seven (7) calendar days following the date appearing with his signature below (the "Execution Date"). Executive has likewise been informed of his right to rescind this release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to Company within fifteen (15) calendar days following the Execution Date. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                           James C. Granger
                           Chief Executive Officer
                           Digital Biometrics, Inc.
                           5600 Rowland Road
                           Minnetonka, MN 55343-4315

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Executive and Company agree that if Executive exercises his right of rescission, this Agreement shall be entirely null and void and Executive shall return to Company any consideration paid or benefit received pursuant to this Agreement contemporaneously with the delivery of rescission notice.

                  (d) Executive has also been informed that the terms of this Agreement will be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement. Executive and Company agree that any changes to this Agreement made prior to signing do not restart the 21-day period.

         8. Release of Claims by Company. Company hereby releases and discharges Executive and his heirs, successors and assigns, from any and all claims, demands, actions, liabilities, damages or rights of any kind, whether known or unknown or suspected to exist by Company, which it ever had or may now have against Executive and his heirs, successors and assigns, or any of them, arising out of or resulting from any matter, fact or thing occurring prior to the Execution Date, including, without limitation, claims pursuant to any federal, state, or local laws, regulations or other requirements or common law, provided, however, the Company's release does not apply to or affect in any way claims which might be made by reason of any intentional misconduct or criminal act by Executive.

         9. Nondisclosure. Executive agrees that he will keep the financial terms of this Agreement confidential and will not disclose such information to any person other than his legal counsel, immediate family members, financial or tax consultants for professional use only in connection with Executive's affairs, or as may be required in response to a proper inquiry by a government agency, subpoena or court order or as may be required by applicable law. Company agrees that it will keep the financial terms of this Agreement confidential and will not disclose such information to any persons other than: (1) to Company's officers, directors or employees in the ordinary course and scope of their duties, Company's legal counsel, accountants, auditors, or tax advisors, or (2) as may be required to satisfy all disclosure and reporting requirements applicable to it as a publicly traded company, or (3) in response to a proper inquiry by a government agency, subpoena or court order or as may be required by applicable law. In the event either party believes disclosure may be required in response to a court order, subpoena or valid inquiry by a government agency, it will give the other party sufficient notice prior to disclosure to permit such other party to seek, at its own expense, to prevent or limit such disclosure.

         10. Non-Disparagement. The Company's officers, directors and managing agents will not make remarks disparaging of Executive. Executive will not make any remarks disparaging of the Company, its officers, directors or managing agents.

         11. Indemnity; Cooperation in Legal Actions.

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                  (a) Company shall indemnify Executive against any claims
arising from or related to his employment with Company to the full extent allowed by Company By-laws, any written indemnification agreement and Delaware law, in connection with any action or proceeding against Executive, whether pending or threatened, for which Company is obliged to indemnify Executive. Executive shall cooperate fully, and without additional compensation, with Company in the defense of any action, suit, claim or proceeding commenced or threatened against him and in the defense of any action, suit, claim or proceeding commenced or threatened against Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.

                  (b) In addition to the foregoing, following the Termination Date, Executive agrees to provide assistance to Company (hereinafter "Litigation Support") as may be reasonably requested by Company or its attorneys in connection with the litigation of any action, suit, claim or proceeding involving Company, whether now pending or to be commenced, which arises out of or its related to any matters in which Executive was involved or for which he was responsible during the term of his employment with Company. The Company will compensate Executive for his Litigation Support services at the rate of $65.00 per hour and reimburse Executive for all reasonable travel and lodging expenses.

         12. Consulting Services Following Termination Date. From and after the Termination Date, Executive agrees to consult with the Company as needed and requested by the Company from time to time. Such consultation shall relate to the general areas of work in which Executive was engaged while an employee of the Company. Unless another rate is agreed to by Executive and the Company, the fees of Executive for such consulting services shall be $1,001 per eight hour day. In performing such services for the Company, Executive shall be in the relationship of an independent contractor, and not as an employee of the Company. Executive acknowledges and agrees, however, that his services as a consultant and all works created by him shall be considered work made for hire, and all works, patents, improvements, inventions, discoveries, processes, formulae, techniques, know-how, trade secrets and intellectual property rights, whether or not patentable or registerable under copyright or similar statutes (collectively, "Inventions"), directly connected with the business of the Company, its subsidiaries or affiliates, authored or made by him while consulting with the Company are the property of the Company. Executive shall assign to the Company all of Executive's rights, title and interest in and to any Inventions which have arisen pursuant to his consulting with the Company, or may arise during the term of his employment with the Company, and relate to the business of the Company. Executive agrees to execute and deliver to the Company, promptly upon request, any documents which the Company may request to evidence the Company's ownership of and exclusive rights in such Inventions.

         13. Abandoned Patents. The Company acknowledges that Executive may have been named as an inventor on one or more patent applications or patents issued to, or owned by, the Company. The parties hereto acknowledge that renewal or maintenance fees or annuities may periodically be due and payable on pending applications and issued patents

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on which Executive is named as an inventor. Should the Company determine that it no longer wishes to pay a renewal or maintenance fee or annuity for a particular pending patent application or issued patent, then the Company will use reasonable efforts to notify Executive of its decision prior to the due date of any such fee. Executive may elect to pay such fee or annuity at his option. Upon presentation to the Company of proof of payment of such fee by Executive, the Company will assign all of its rights, title and interest in and to the pending patent application or issued patent to Executive. It is understood and agreed that the assignment of any particular pending patent application or issued patent by the Company to Executive shall not be deemed to be an assignment of any counterpart patent application or issued patent. Notwithstanding the foregoing, the failure of the Company to notify Executive of its intent not to pay any renewal or maintenance fee on any pending patent application or issued patent shall not give rise to any claim or cause of action against the Company in favor of Executive or any other person for damages, and Executive waives and covenants not to sue the Company for any alleged damages or losses resulting from the failure of the Company to give such notice to Executive. The rights contained in this Section shall not be assignable by Executive.

         14. Non-Competition. (a) Executive agrees, in consideration of this Agreement and specifically the payments, covenants and benefits provided by the Company in Sections 3, 4, 6 and 8, that during the period from the date hereof through October 31, 1998, he will not, except for the services provided herein, directly or indirectly: (i) enter into or engage in any business of the type and character of the Covered Business (as hereinafter defined), whether as an employee, consultant, partner or joint venturer, or as an officer, director, adviser or shareholder of a corporation; (ii) call upon any of the persons, firms, associations, corporations, organizations or governmental units listed in Exhibit A for the purpose of soliciting, selling, diverting, taking away, transferring or interfering with, the Company's business or prospective business with such persons; or (iii) solicit, attempt to solicit or otherwise cause any employee of the Company to terminate employment with the Company.

         For the purposes of this Agreement, the term "Covered Business" of the Company refers to the development, manufacture, marketing or sale of: (a) Tenprinter fingerprint identification systems for identifying, verifying, printing or electronically processing or transmitting fingerprints, or (b) hand-held or portable fingerprint and mug shot systems, including, but not limited to, systems competitive with the Squid, SR, VR or FR products or series of products of the Company.

         Executive recognizes and acknowledges that the Company's proprietary technology is valuable on a world-wide basis and not limited to a particular geographic area and therefore that the restrictions imposed by this Section 14 must be without geographic limitation.

         15. Confidentiality. Executive hereby confirms, recognizes and acknowledges that the business of the Company is highly competitive and that during the course of his employment with the Company he has had access to all of its proprietary and confidential information. Executive therefore covenants and agrees, and in consideration of this Agreement covenants, agrees and reaffirms, that for a period of five (5) years from and after the date of this Agreement, he will treat and protect as confidential and proprietary information of the Company all business plans, technology plans, patent applications, patent rights, inventions, intellectual property rights, techniques, know-how, trade secrets, software, technical designs, trademarks, trademark rights, trade names, trade name rights, copyrights, customer and supplier lists and other business and financial information of the Company which is not otherwise publicly known or available. Executive agrees that he will not disclose or publish the foregoing without the written consent of the Company.

         16. Improvements, Patents, Etc. Executive hereby acknowledges and agrees that all patents, improvements, inventions, discoveries, processes, formulae, techniques, know-how, trade secrets and other intellectual property rights, whether or not patentable or registerable under copyright or similar statutes (collectively, "Inventions"), directly connected with the business of the Company, its subsidiaries or affiliates, authored or made by him while in the employment of the Company are the property of the Company; and the Company at its discretion and expense may undertake promotion and exploitation of such Inventions acquired by it. Executive may, at his sole discretion, upon the Company's request, assist the Company in such promotion and exploitation under the terms set forth in Section 12. Executive shall assign to the Company all of Executive's rights, title and interest in and to any Inventions which have arisen pursuant to his employment by the Company, or may arise during the term of his employment with the Company, and relate to the business of the Company. Executive agrees to execute and deliver to the Company, promptly upon its request, any documents which the Company may reasonably request to evidence the Company's ownership of and exclusive rights in such Inventions. Pursuant to Minnesota Statutes ss. 181.78, Executive is notified that Executive's obligations to assign or offer to assign any of the Executive's rights in an Invention to the Company shall not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (i) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the Executive for the Company. Any provision which purports to apply to such an Invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

         17. Communications. There shall be no communication by Executive or the Company to third parties concerning Executive's separation until such time as an appropriate press release (to be approved by Executive and by James C. Granger on behalf of the Company's Board of Directors) shall have been issued. Thereafter, internal communication to the Company's employees shall be made in terms to be mutually agreed upon. Any communications to third parties thereafter shall be in terms consistent with the substance of the press release described above.

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         18. Entire Agreement, Amendment. Executive acknowledges that the only consideration for signing this Agreement are the terms stated herein and that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement. The payments provided for in this Agreement are to be made for, among other things, full satisfaction of any claim, right or entitlement of Executive to compensation or benefits of any kind, whether in the form of salary, fringe benefits, bonus, stock options, commissions, incentive pay, severance pay, damages or otherwise. The foregoing shall not be deemed to release, or operate as a waiver of, any rights which Executive may have to exercise any stock option previously granted, in accordance with its terms. All payments from the Company to Executive shall be subject to all legally required reporting, withholding, deductions and taxation. Executive acknowledges that the Company has made no representation whatsoever to him regarding the appropriate tax treatment of any payments or benefits to be received by him under the terms of this Agreement. Executive and Company agree that this Agreement is the entire agreement between them, that it supersedes any prior agreements regarding any of the subject matter of the Agreement, and that any such prior agreements are now null and void. This Agreement can be modified only in a writing which must be signed by both Executive and Company to be effective.

         19. No Admission of Wrongdoing. Executive and Company agree that this Agreement is not an admission by Company, the Released Parties, or Executive of any wrongdoing or of any acts that might be considered a violation of federal, state or local law, with respect to the employment of Executive or otherwise, and that this Agreement should not be interpreted as such.

         20. Headings. Paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

         21. Assignment, Successors. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors (by purchase, merger, consolidation or otherwise) and assigns of Company.

         22. Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the laws of the State of Minnesota.

         23. Opportunity to Review. Executive represents that he has read this Agreement and agrees to all of the conditions and obligations set forth. Further, Executive represents that he has had adequate time to consider the terms of this Agreement, that he is voluntarily and without duress entering into this Agreement with full understanding of its meaning, and that he has consulted extensively with legal counsel of his choosing for advice in connection with this Agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.


                                                  ------------------------------
                                                  Glenn M. Fishbine


                                                  DIGITAL BIOMETRICS, INC.


                                                  By
                                                     ---------------------------
                                                     James C. Granger
                                                     Its Chief Executive Officer